(((H09000193031 3)))

CERTIFICATE

OF

GENTOR RESOURCES, INC.

(the “Certificate”)

THE UNDERSIGNED, being the President of Gentor Resources, Inc., a Florida corporation (the “Corporation”), hereby certifies the following:

1.

Pursuant to Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), the board of directors of the Corporation (the “Board”) has, by action by written consent of directors pursuant to Section 607.0821 of the FBCA (the “Director's Action”), on August 24, 2009, amended the exiting Amended and Restated Articles of Incorporation of the Corporation (the “Restated Articles”).  A true and correct copy of the amendment (the “Amendment”) to the existing Amended and Restated Articles of Incorporation of the Corporation is attached hereto as Exhibit 1.

2.

The Amendment to the existing Amended and Restated Articles of Incorporation of the Corporation requires shareholder approval.  As such, the Amendment was duly adopted on August 25, 2009 by action by written consent of shareholders pursuant to Section 607.0704 of the FBCA (the “Shareholder Action”), and such Shareholder Action was sufficient for approval.

3.

The date of this Certificate is August 26, 2009.

Gentor Resources, Inc.

/s/ Lloyd J. Bardswich

By: Lloyd J. Bardswich, President

(a.)

Edward H. Gilbert, Esq.

(b.)

1141 South Rogers Circle, Suite 12

Boca Raton, Florida 33487

(c.)

(561) 997-7911

(d.)

(((H09000193031 3)))

(e.)

Florida Bar No. 180595

(((H09000193031 3)))

Exhibit 1

Amendment to the Amended and Restated Articles of Incorporation

AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GENTOR RESOURCES, INC.

Pursuant to the provisions of Section 607.1003 of the Florida Business Corporation Act, Gentor Resources, Inc., a Florida corporation (the “Corporation”) adopts the following Amendment (the “Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation:

1.

Article III of the Amended and Restated Articles of Incorporation shall be deleted and the following Article III shall be inserted in its place:

ARTICLE III

CAPITALIZATION

The aggregate number of shares of all classes that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, of which One Hundred Million (100,000,000) shares shall have a par value of $0.0001 and shall be a class designated as “Common Shares” and of which Fifty Million (50,000,000) shares shall have a par value of $.0001 and shall be a class designated as “Preferred Shares.”

1.

Common Shares.  Each Common Share shall entitle the holder thereof to one vote.  No holder of the Common Shares shall be entitled to any right of cumulative voting.

2.

Preferred Shares.

(a)

Preferred Shares may be issued from time to time in one or more series, each such series to have distinctive serial designations, as same shall hereafter be determined in the resolution or resolutions providing for the issuance of such Preferred Shares from time to time as adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority to do so, which authority is hereby vested in the Board of Directors.

(b)

Each series of Preferred Shares, as stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Shares, may:

(1)

have such number of shares;

(2)

have such voting powers, full or limited, or may be without voting power;

(3)

be redeemable or convertible at such time or times and at such prices;

(4)

entitle the holders thereof to receive distributions calculated in any manner, including but not limited to dividends, which may be cumulative, non-cumulative or partially cumulative; at such rate or rates, on such conditions, from such date or dates, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares;

(5)

have such preference over any other class of shares with respect to distributions, including but not limited to dividends and distributions upon dissolution of the Corporation;

(6)

be made convertible into, or exchangeable for, shares of any other class or classes (except the class having prior or superior rights and preferences as to the dividends or distribution assets upon liquidation) or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

(7)

be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(8)

be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation; and

(9)

have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions as stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Shares.

(c)

Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Shares, the number of shares comprised in such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

(d)

Shares of any series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, were exchangeable, have been converted into or exchanged for shares of any other class or classes, shall have the status of authorized and unissued Preferred Shares and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Shares, all subject to the conditions or restrictions on issuance set forth in the resolution of resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Shares and to any filing required by law.

2.

The Amendment was duly adopted after action by consent of directors in lieu of meeting (the “Director Action”), dated August 24, 2009 and after consent of shareholders owning a majority of the outstanding voting stock of the Corporation in lieu of meeting (the “Shareholder Action”) dated August 25, 2009.  Such Shareholder Action was sufficient for approval of the Amendment.

3.

This Amendment shall become effective upon its filing with the Secretary of State of the State of Florida.

Dated: August 26, 2009

Gentor Resources, Inc.

/s/ Lloyd J. Bardswich

By: Lloyd J. Bardswich, President

(a.)

Edward H. Gilbert, Esq.

(b.)

1141 South Rogers Circle, Suite 12

Boca Raton, Florida 33487

(c.)

(561) 997-7911

(d.)

(((H09000193031 3)))

(e.)

Florida Bar No. 180595